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                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, DC  20549
                                       ________

                                       FORM 8-K

                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934
                                      __________


Date of Report (Date of earliest event reported):            November 10, 1997


                        BUILDING MATERIALS HOLDING CORPORATION
                (Exact Name of Registrant as Specified in its Charter)


           DELAWARE                   000-23135
(State or Other Jurisdiction        _______________          91-1834269
      of Incorporation or          (Commission File       (I.R.S. Employer)
          Organization)                 Number)          Identification Number)


                                   ONE MARKET PLAZA
                           STEUART STREET TOWER, 26TH FLOOR
                             SAN FRANCISCO, CA 94105-1475
               (Address of Principal Executive Offices)     (Zip Code)


Registrant's telephone number, including area code:   (451)  227-1650


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On November 10, 1997, BMC West Corporation ("BMC West"), a wholly owned subsidiary of Building Materials Holding Corporation ("BMHC"), purchased substantially all of the assets of Lone Star Plywood & Door Corp. ("Lone Star"), for a total purchase price of $38,374,000. Lonestar, a manufacturer and distributor of pre-hung doors and mouldings is headquartered in Coppell, Texas and incorporated in Delaware. The assets were purchased from Lone Star pursuant to an Asset Purchase Agreement dated as of October 6, 1997. The acquired assets constituted substantially all of the assets associated with Lone Star's four manufacturing and distribution centers in Coppell, Texas; Houston, Texas; Wilsonville, Oregon; and Bothell, Washington; including all inventory, equipment, intellectual property and licenses, and the real estate associated with Lone Star's Texas locations. In addition, BMC West assumed substantially all of Lone Star's contracts as well as the leases associated with Lone Star's Oregon and Washington locations and its Houston, Texas warehouse. Pursuant to the transaction, William Smith, President of Lone Star, will become President of a newly-formed division of BMC West encompassing all of BMC West's Texas locations. Prior to the closing, there was no material relationship between the principals or affiliates of Lone Star and BMC West or BMHC.

The purchase price of the acquisition included cash of $29,979,000, assumption of approximately $1,400,000 of Lone Star's liabilities, a $3,700,000 note bearing interest at the rate of seven percent (7%) per annum and payable on May 1, 2000 and 262,036 registered shares of BMHC stock valued at closing at $3,300,000. Lone Star has agreed that, without the consent of BMC West, it will not offer more than 7,500 shares of BMHC's stock on any trading day. The 262,036 shares issued to Lone Star represent approximately 2.1% of BMC West's outstanding stock. Lone Star has advised BMC West that the shares may be offered from time to time.

The cash portion of the acquisition was financed by BMC West through an existing revolving line of credit with Wells Fargo Bank, National
Association, in which U.S. Bank of Idaho and Keybank National Association are participating lenders.

The purchase price was the result of arm's-length negotiation between the parties, based on BMC West's evaluation of the fair market value of Lone Star's tangible and intangible assets.

BMC West currently intends that the assets of Lone Star will be used by BMC West in a manner generally consistent with the use of such assets by Lone Star immediately prior to the consummation of the acquisition.

For the year ended December 31, 1996, Lone Star's sales and net income (unaudited) relating to the operations acquired by BMC West were $62.8 million and $1.53 million, respectively. For the nine months ended September 30, 1997, Lone Star's sales and net income (unaudited) relating to such operations were $47.8 million and $2.1 million, respectively. The book value at September 30, 1997, of Lone Star's assets (unaudited) which were acquired by BMC West was $19.3 million.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (c)  Exhibits.

              2.1 Asset Purchase Agreement, dated as of October 6, 1997, between BMC West Corporation and Lone Star Plywood & Door Corp.

              2.2 Side letter agreement, dated as of October 10, 1997, between counsel to BMC West Corporation and Lone Star Plywood & Door Corp., regarding calculation of adjustments to purchase price.

              2.3 Amendment to Asset Purchase Agreement, dated as of November 10, 1997.

              2.4 Second Amendment to Asset Purchase Agreement, dated as of November 10, 1997.

              99.1 Press Release dated November 12, 1997.




                                      SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated as of November 21, 1997.

                             BUILDING MATERIALS
                             HOLDING CORPORATION


                                   By /s/ Robert E. Mellor
                                     ------------------------------
                                     Robert E. Mellor
                                     President and Chief Executive Officer